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                 [LETTERHEAD OF STRADLING YOCCA CARLSON & RAUTH]

                                                                    Exhibit 5.1


                                   May 20, 2002

Powerwave Technologies, Inc.
1801 E. St. Andrew Place
Santa Ana, California 92705

              Re:      Registration Statement on Form S-8

Gentlemen:

              At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Powerwave Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 2,000,000 shares of the Company's common stock, $0.0001 par value, (the "Shares") reserved for issuance pursuant to future option grants under the Company's 2002 Stock Option Plan (the "Plan").

              We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.

              Based on the foregoing, it is our opinion that the issuance of the Shares against full payment in accordance with the respective terms and conditions of the Plan will be legally and validly issued, fully paid and nonassessable.

              We consent to the use of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           /s/ Stradling Yocca Carlson & Rauth